CPI AEROSTRUCTURES, INC. 10-K

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-272991, 333-255551, 333-212837, 333-164687 and 333-130077) of our report dated March 31, 2025 relating to the financial statements of CPI Aerostructures, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Melville, NY

March 31, 2025